Exhibit (d)(2)

EXECUTION VERSION

SHARE ISSUANCE AND REPURCHASE AGREEMENT

Dated as of January 23, 2008

Between

SOLARFUN POWER HOLDINGS CO., LTD. (the “Issuer”),

and

MORGAN STANLEY & CO. INTERNATIONAL PLC (the “Dealer”)

WHEREAS, the Issuer is offering its 3.50% Convertible Senior Notes due January 15, 2018 (the “Convertible Notes”) by means of a private placement;

WHEREAS, the Issuer is issuing ADSs pursuant to this Agreement to enable the Dealer and its affiliates to facilitate transactions by which investors in the Convertible Notes may hedge their investments;

WHEREAS, the Issuer has determined that the entry into this Agreement is in its best interests as a means to facilitate the offer and sale of the Convertible Notes on terms more favorable to it than it could have otherwise obtained; and

WHEREAS, this AGREEMENT sets forth the terms and conditions under which the Issuer shall issue ADSs to the Dealer.

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Certain Definitions. The following capitalized terms shall have the following meanings:

“ADSs” means American Depositary Shares of the Issuer, each representing five Ordinary Shares, or any other security, assets or other consideration (including Cash) into which the ADSs shall be exchanged or converted, determined as provided in the Indenture, as a result of any change to the Deposit Agreement or any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy).

“Business Day” means a day on which regular trading occurs in the principal trading market for the ADSs.

“Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

“Clearing Organization” means The Depository Trust Company, or, if agreed to by the Dealer and the Issuer, such other Securities Intermediary at which the Dealer and the Issuer maintain accounts.

“Closing Price” on any day means the closing sale price per ADS (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one, the average of the average bid and the average ask prices) on that date as reported on the Nasdaq or other principal U.S. securities exchange on which the ADSs are traded. If the ADSs are not listed for trading on a United States national or regional securities exchange on the relevant date, the Closing Price will be a price determined by the Dealer and the Issuer in a commercially reasonable fashion. The Closing Price will be determined without reference to extended or after hours trading.

“Cutoff Time” shall mean 10:00 a.m. (New York time), or such other time on a Business Day as shall be agreed by the parties.

“Deposit Agreement” means the Deposit Agreement, dated as of December 19, 2006, among the Issuer, the Depositary, and all owners and beneficial owners from time to time of the ADRs (as defined therein), as amended or supplemented from time to time.

“Depositary” means The Bank of New York and its successors under the Deposit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Indenture” means the indenture for the Convertible Notes dated as of January 29, 2008 between the Issuer and The Bank of New York, as trustee.

“Initial Issuance Date” means January 29, 2008.

“Issuance Date” means each date Purchased ADSs are issued to the Dealer pursuant to and in accordance with Section 2 hereof.

“Market Value” on any day means, with respect to any ADSs, the most recent Closing Price of the ADSs prior to such day.

“Maximum Number of Outstanding Purchased ADSs” means 7,843,140 ADSs; provided that the Maximum Number of Outstanding Purchased ADSs shall be increased by the number of Purchased ADSs issued upon exercise by the Dealer of its right to purchase additional ADSs pursuant to Section 2 hereof. The Maximum Number of Outstanding Purchased ADSs shall be subject to the following adjustments:

(a) If the Issuer issues its Ordinary Shares as a dividend, or distribution on Ordinary Shares (including an Ordinary Share bonus or as a result of the capitalization of profits or reserves) or effects an Ordinary Share split or Ordinary Share combination or if there is an amendment to the Deposit Agreement and, as a result of any such event, the number of outstanding ADSs is increased or decreased, the Maximum Number of Outstanding Purchased ADSs shall, effective as of the effective date of any such event, be proportionally increased or decreased, as the case may be.

(b) In the event of (i) any reclassification of the Ordinary Shares; (ii) a consolidation, merger or combination involving the Issuer; or (iii) a sale or conveyance to another Person of all or substantially all of the Issuer’s property and assets, in which, in each case, holders of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) would be entitled to receive Cash, securities or other property for their Ordinary Shares (including Ordinary Shares represented by ADSs), the Maximum Number of Outstanding Purchased ADSs shall be deemed to be a number of units of Reference Property equal to the Maximum Number of Outstanding Purchased ADSs immediately prior to the effective date of the relevant event described in clause (i), (ii) or (iii) above. For this purpose, each unit of Reference Property shall consist of the amount of Reference Property, determined in accordance with the Indenture, received per ADS in the relevant event described in clause (i), (ii) or (iii) above.

(c) Upon any repurchase for cancellation of ADSs pursuant to Section 3(a), the Maximum Number of Outstanding Purchased ADSs shall be reduced by the number of ADSs repurchased by the Issuer from the Dealer.

“Number of Outstanding Purchased ADSs” means, at any time, the number of Purchased ADSs, less the number of Purchased ADSs (or other ADSs), if any, sold by the Dealer to the Issuer for repurchase for cancellation pursuant to this Agreement. Notwithstanding anything herein to the contrary, in no event shall the Number of Outstanding Purchased ADSs at any time exceed the Maximum Number of Outstanding Purchased ADSs at such time. If an event described in clause (a) or (b) of the definition of Maximum Number of Outstanding Purchased ADSs occurs, the Number of Outstanding Purchased ADSs shall be adjusted in a manner consistent with any adjustments required under such clauses.

“Ordinary Shares” means the ordinary shares of the Issuer with a par value of USD0.0001 per ordinary share, or any other security, assets or other consideration (including Cash) into which the ordinary shares shall be exchanged or converted, determined as provided in the Indenture, as a result of any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy).

“Person” means an individual, a company, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchased ADSs” means the ADSs issued to the Dealer pursuant to and in accordance with Section 2 hereof.

“Reference Property” has the meaning given to such term in the Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means a “securities intermediary” as defined by Section 8-102(a)(14) of the UCC.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time.

“Underwriting Agreement” means the Underwriting Agreement dated as of the date hereof among the Issuer, Morgan Stanley Capital Services Inc. and Morgan Stanley & Co. Incorporated.

Section 2. Issuance of ADSs; Payment for Purchased ADSs.

(a) Subject to the terms and conditions of this Agreement, the Issuer shall issue to the Dealer on the Initial Issuance Date 7,843,140 ADSs, against payment therefor pursuant to subsection (c) hereof. In addition, the Dealer shall have the right, exercisable on or before the thirtieth day following the date of this Agreement, by notice to the Issuer given in accordance with Section 13 hereof, to purchase up to an additional 1,176,471 ADSs, against payment therefor pursuant to subsection (c) hereof.

(b) The Issuer shall issue the Purchased ADSs to the Dealer at or before the Cutoff Time on any Issuance Date. Issuance of the Purchased ADSs to the Dealer shall be made in the manner set forth under Section 10 below.

(c) The Dealer shall pay to the Issuer USD0.0005 per Purchased ADSs (the “Payment Amount”). The Payment Amount shall be paid by the Dealer on or before the time of issuance of the Purchased ADSs pursuant to Section 2(b) on a free delivery-versus-funds wire basis.

Section 3. Repurchase for Cancellation of Purchased ADSs by the Issuer.

(a) Subject to compliance with applicable law, the Issuer shall be entitled to repurchase for cancellation from the Dealer any or all of the Purchased ADSs (or a number of other ADSs equal to or less than the Number of Outstanding Purchased ADSs) on any Business Day following the date on which the entire principal amount of Convertible Notes ceases to be outstanding (whether as a result of conversion, redemption, repurchase, cancellation or otherwise), by giving three Business Days written notice to the Dealer, for USD0.0005 per ADS payable by the Issuer to the Dealer.

(b) If the Issuer gives written notice to the Dealer requiring it to sell all of the Purchased ADSs (or a number of other ADSs equal to the Number of Outstanding Purchased ADSs) to the Issuer for repurchase for cancellation upon the occurrence of a Default as set forth in Section 8, the Purchased ADSs (or other ADSs) shall, subject to compliance with applicable law, be repurchased for cancellation by the Issuer from the Dealer for USD0.0005 per ADS payable by the Issuer to the Dealer, no later than the third Business Day following the date of such written notice.

(c) Subject to compliance with applicable law, the Dealer shall be entitled to require the Issuer to repurchase for cancellation for USD0.0005 per ADS any or all of the Purchased ADSs (or a number of ADSs equal to or less than the Number of Outstanding Purchased ADSs) at any time on any Business Day by giving three Business Days written notice to the Issuer.

(d) The Dealer shall sell the Purchased ADSs (or other ADSs) before the Cutoff Time on the day such repurchase for cancellation is required, subject to compliance with applicable law, to be made. Sale of Purchased ADSs (or other ADSs) to the Issuer shall be made in the manner set forth under Section 10 below.

(e) The Issuer’s right to repurchase ADSs pursuant to clause (a) or (b) above shall expire one month after the maturity date of the Convertible Notes.

(f) Notwithstanding the foregoing, if the Dealer is unable, after using commercially reasonable efforts, to borrow or purchase the ADSs that the Dealer is required to sell for repurchase for cancellation to the Issuer pursuant to clause (a) or (b) above or Section 8, including, without limitation, because the Dealer determines in its reasonable judgment that it is commercially impracticable to make such borrows or purchases, then (i) the Dealer may delay sale for repurchase for cancellation some or all of the ADSs required to be sold for repurchase for cancellation for up to ten Business Days so that the Dealer could effect borrows or purchases of such ADSs and (ii) if after such period the Dealer is still unable to borrow or purchase the ADSs that the Dealer is required to sell for repurchase for cancellation to the Issuer, the Dealer and the Issuer agree to negotiate in good faith to allow the Dealer to continue to delay sale for repurchase for cancellation of some or all of the ADSs required to be sold for repurchase for cancellation by the Dealer so that the Dealer could effect borrows or purchases of such ADSs.

Section 4. Distributions.

(a) If at any time the Issuer pays a Cash dividend or makes a Cash distribution in respect of the ADSs (in liquidation or otherwise), the Dealer shall pay to the Issuer, within three Business Days after the payment of such dividend or distribution, an amount in Cash equal to the product of (i) the amount per ADS of such dividend or distribution and (ii) the Number of Outstanding Purchased ADSs.

(b) If at any time the Issuer makes a dividend or distribution in respect of the ADSs (in liquidation or otherwise) in property or securities, including any options, warrants, rights or privileges in respect of securities (other than a dividend or distribution of Ordinary Shares or ADSs, but including any options, warrants, rights or privileges exercisable for, convertible into or exchangeable for Ordinary Shares or ADSs) (a “Non-Cash Distribution”), the Dealer shall deliver to the Issuer (whether or not the Dealer is a holder of any or all of the Purchased ADSs) in kind, within three Business Days after the date of such Non-Cash Distribution, the property or securities distributed in an amount equal to the product of (i) the amount per ADS of such Non-Cash Distribution and (ii) the Number of Outstanding Purchased ADSs. Notwithstanding the foregoing, if the Dealer is unable, after making commercially reasonable efforts, to acquire all or a portion of the Non-Cash Distribution payable to the Issuer pursuant to the preceding sentence within two Business Days of the date of such Non-Cash Distribution, the Dealer may instead pay to the Issuer, in Cash, the value of the portion of the Non-Cash Distribution the Dealer was unable to acquire. The value of such portion shall be determined in good faith by the Dealer and the Issuer.

(c) The Issuer represents to the Dealer that, subject to notice otherwise as set forth in the next sentence, any distributions paid on the ADSs, to the extent such distributions constitute dividends for U.S. federal income tax purposes, will qualify as foreign source dividends for U.S. federal income tax purposes within the meaning of Section 862 of the Internal Revenue Code. If, at any time during a period in which this Agreement is in effect, such dividends would not qualify as foreign source dividends, the Issuer shall notify the Dealer of such change in facts as soon as practicable.

(d) The Issuer acknowledges that the Dealer intends to rely upon the representation in clause (c) in determining the extent, if any, to which the Dealer is obligated to make any deduction or withholding of present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any government or other taxing authority (“Taxes”) with respect to any payment by the Dealer under this Agreement. On the basis of such reliance and assuming no notice is made pursuant to the second sentence of clause (c), the Dealer will make each payment described in clauses (a) or (b) without withholding or deduction for or on account of any Taxes. The previous sentence shall not apply if, at any time during a period in which this Agreement is in effect, the Dealer concludes in its reasonable judgment that such withholding or deduction is necessary or appropriate to protect the Dealer from potential withholding tax liability. In that case, the Dealer shall notify the Issuer of its intent to make such withholding or deduction as soon as practicable. The Dealer shall have no obligation to pay any additional amounts in respect of such withholding or deduction to the Issuer.

Section 5. Rights in Respect of Purchased ADSs.

Subject to the terms of this Agreement, the Dealer shall have all of the incidents of ownership in respect of all Purchased ADSs, including the right to transfer the Purchased ADSs to others.

Section 6. Representations and Warranties.

(a) Each of the Dealer and the Issuer represents and warrants to the other that:

(i) it has full power to execute and deliver this Agreement, to enter into the transactions contemplated hereby and to perform its obligations hereunder;

(ii) it has taken all necessary action to authorize such execution, delivery and performance;

(iii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms; and

(iv) the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its certificate of incorporation, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.

(b) The Issuer represents and warrants to the Dealer, as of the date hereof and as of each Issuance Date, that the Purchased ADSs (including the Ordinary Shares represented by the Purchased ADSs) have been duly authorized and, upon the issuance and delivery of the Purchased ADSs to the Dealer or to the order of the Dealer in accordance with the terms and conditions hereof, and subject to the contemporaneous or prior receipt of the Payment Amount by the Issuer, will be validly issued, fully paid and nonassessable and the holders of the ADSs (including the Ordinary Shares represented by the ADSs) have no preemptive rights with respect to the Purchased ADSs (or the Ordinary Shares represented by the Purchased ADSs).

(c) The Issuer represents and warrants to the Dealer, as of the date hereof and as of each Issuance Date, that the ADSs are listed on the NASDAQ Global Market (the “NASDAQ”). The Issuer represents and warrants to the Dealer, as of each Issuance Date, that the Purchased ADSs have been approved for listing on the NASDAQ, subject to official notice of issuance.

(d) The Issuer represents and warrants to the Dealer, as of the date hereof and as of each Issuance Date, that it is solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the business in which it engages through its wholly-owned operating subsidiaries.

(e) The Issuer represents and warrants to the Dealer that it is an “accredited investor” (as defined in Regulation D under the Securities Act) and is entering into the transactions contemplated by this Agreement for its own account and not with a view to the distribution or resale of its rights under this Agreement except pursuant to an exemption from the registration requirements of the Securities Act.

(f) The representations and warranties of the Dealer and the Issuer under this Section 6 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination for any reason of this Agreement.

Section 7. Covenants. The Dealer covenants and agrees with the Issuer that all Purchased ADSs will initially be sold by it or its affiliates as contemplated by the Underwriting Agreement.

Section 8. Events of Default.

(a) If either of the following events occur (each, a “Default”), then, subject to compliance with applicable law, the Dealer, upon written notice from the Issuer, shall be required to sell all of the Purchased ADSs (or a number of other ADSs equal to the Number of Outstanding Purchased ADSs) to the Issuer for repurchase for cancellation for USD0.0005 per ADS, as provided in Section 3(b):

(i) the filing by or on behalf of the Dealer of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing (“Bankruptcy Law”), or any action by the Dealer for, or consent or acquiescence to, the appointment of a receiver trustee or other custodian of the Dealer, or of all or a substantial part of its property; or the making by the Dealer of a general assignment for the benefit of creditors; or the admission by the Dealer in writing of its inability to pay its debts as they become due; or

(ii) the filing of any involuntary petition against the Dealer in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over the Dealer or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of the Dealer or of all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Dealer; and continuance of any such event for 30 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged.

Section 9. Remedies.

(a) Notwithstanding anything to the contrary herein, if the Dealer is required to sell Purchased ADSs (or other ADSs) to the Issuer for repurchase, subject to compliance with applicable law, for cancellation pursuant to Section 3(a), Section 3(b) or Section 8 and, at the time such requirement arises, the purchase of ADSs in an amount equal to the number of Purchased ADSs (or other ADSs) so required to be sold shall (i) be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject, (ii) violate, or would upon such purchase likely violate, any order or prohibition of any court, tribunal or other governmental authority or (iii) require the prior consent of any court, tribunal or governmental authority prior to any such repurchase (each of (i), (ii) and (iii), a (“Legal Obstacle”), then, in each case, the Dealer shall immediately notify the Issuer of the Legal Obstacle and the basis therefor, whereupon the Dealer’s obligations under Section 3(a), Section 3(b) or Section 8 shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a “Repurchase Suspension”). If any Repurchase Suspension continues for more than five Business Days, then on the fifth such Business Day the Issuer shall have the right, exercisable in its sole discretion, to require the Dealer to pay to the Issuer, no later than three Business Days following written notice from the Issuer, an amount in Cash equal to (x) the aggregate Market Value as of the date of such notice of the number of ADSs otherwise required to be sold less (y) USD0.0005 multiplied by the number of ADSs referred to in (x), whereupon the Dealer’s obligation to sell the specified number of ADSs to the Issuer for repurchase for cancellation shall be automatically extinguished.

(b) In the case of a breach by the Issuer of any of its obligations under this Agreement, the Dealer may exercise any rights which it has under law.

Section 10. Issuance of ADSs; Transfer of Cash and Securities.

(a) All issuances of Purchased ADSs to the Dealer or repurchases for cancellation of Purchased ADSs by the Issuer from the Dealer hereunder shall be made by the crediting by a Clearing Organization of such financial assets to the transferee’s “securities account” (within the meaning of Section 8-501 of the UCC) maintained with such Clearing Organization (or a participant therein). In every transfer of “financial assets” (within the meaning of Section 8-102 of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation.

(b) All transfers of Cash hereunder to the Dealer or the Issuer shall be by wire transfer in immediately available, freely transferable funds.

(c) A transfer of securities or Cash may be effected under this Section 10 on any day except a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

Section 11. Indemnities.

(a) The Issuer hereby agrees to indemnify and hold harmless the Dealer and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with, (i) any breach by the Issuer of any of its representations or warranties contained in Section 6 or Section 4(c) or (ii) any breach by the Issuer of any of its covenants or agreements in this Agreement.

(b) The Dealer hereby agrees to indemnify and hold harmless the Issuer and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with (i) any breach by the Dealer of any of its representations or warranties contained in Section 6 or (ii) any breach by the Dealer of any of its covenants or agreements in this Agreement.

(c) In case any claim or litigation which might give rise to any obligation of a party under this Section 11 (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 11. Such response shall be delivered no later than 30 days after the initial notification from the Indemnified Party; provided that if the Indemnifying Party reasonably cannot respond to such notice within 30 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(d) An Indemnifying Party shall be entitled to participate in, and, if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits in writing that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct, the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation described in clauses (i) and (ii) of the preceding sentence without the written consent of the Indemnifying Party.

Section 12. Termination of Agreement.

This Agreement and the obligations of the parties hereunder shall terminate on the earlier of (i) the date that is one month after the maturity date of the Convertible Notes and (ii) the date that the Dealer has completed or satisfied all of its obligations hereunder. Unless otherwise agreed by the Dealer and the Issuer, the provisions of Section 11 shall survive the termination of this Agreement.

Section 13. Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.

(b) All such notices and other communications shall be directed to the following address:

(i)	If to the Dealer:

Morgan Stanley & Co. International plc

25 Cabot Square – 2/F

London GBR E14 4QA

Attn: Andrew Amstutz, Managing Director

Telephone: 44 20 7425 5226

Facsimile No.: 44 20 7425 6026

(ii)	If to the Issuer:

Solarfun Power Holdings Co., Ltd.

666 Linyang Road

Qidong, Jiangsu Province 226200

People’s Republic of China

Attn: Chief Executive Officer

Tel: 0086-513-8311 5762

Fax: 0086-513-8311 0557

(c) In the case of any party, at such other address as may be designated by written notice to the other parties.

Section 14. Governing Law; Submission to Jurisdiction; Appointment of Agent for Service; Severability; Assignment.

(a) Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in the borough of Manhattan, The City of New York (each a “New York Court”) over any suit, action or proceeding arising out of or relating to this Agreement. The Issuer irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent that the Issuer has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding.

(b) The Issuer hereby irrevocably appoints CT Corporation, with offices at 111 Eighth Ave., New York, New York 10011 as its agent for service of process in any suit, action or proceeding described in the preceding paragraph and agrees that service of process in any such suit, action or proceeding may be made upon it at the office of such agent. The Issuer waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Issuer represents and warrants that such agent has agreed to act as the Issuer’s agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

(c) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

(d) The parties to this Agreement hereby irrevocably and unconditionally waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

(e) This constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all oral communications and prior writings with respect thereto.

(f) The rights and duties of the Dealer under this Agreement may not be assigned or transferred by the Dealer without the prior written consent of the Issuer, such consent not to be unreasonably withheld; provided that the Dealer may assign or transfer any of its rights or duties hereunder to any. directly or indirectly wholly-owned subsidiary of Morgan Stanley, the Dealer’s ultimate parent entity (a “Permitted Transferee”) without the prior written consent of the Issuer, so long as either (i) the senior unsecured debt rating (“Credit Rating”) of such Permitted Transferee is equal to or greater than the Credit Rating of the Dealer, as specified by each of Standard and Poor’s Rating Services and Moody’s Investor Service, Inc., at the time of such assignment or transfer or (ii) the obligations of the Permitted Transferee hereunder are guaranteed by Morgan Stanley at the time of such assignment or transfer If, subsequent to any assignment or transfer pursuant to clause (i) of the proviso to the immediately preceding sentence, the Credit Rating of such Permitted Transferee falls below that of the Dealer, such Permitted Transferee shall, within 30 calendar days, further assign and transfer its rights and duties under this Agreement (i) pursuant to clause (ii) of the proviso to the immediately preceding sentence or (ii) to another Permitted Transferee with a Credit Rating equal to or greater than the Credit Rating of the Dealer.

(g) The rights and duties of the Issuer under this Agreement may not be assigned or transferred by the Issuer without the prior written consent of the Dealer, such consent not to be unreasonably withheld; provided that without the consent of the Dealer, the Issuer may assign or transfer any of its rights or duties hereunder to any directly or indirectly wholly-owned subsidiary of the Issuer.

Section 15. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

Section 16. Equity Rights. The Dealer acknowledges and agrees that this Agreement is not intended to convey to the Dealer rights with respect to the transaction contemplated hereby that are senior to the claims of common shareholders in a winding up of the Issuer; provided, however, that nothing herein shall limit or shall be deemed to limit the Dealer’s right to pursue remedies in the event of a breach by the Issuer of its obligations and agreements with respect to this Agreement.

IN WITNESS WHEREOF, the parties hereto to have executed this Share Issuance and Repurchase Agreement as of the date and year first above written.

SOLARFUN POWER HOLDINGS CO., LTD.

By:
Name:
Title:

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto to have executed this Share Issuance and Repurchase Agreement as of the date and year first above written.

SOLARFUN POWER HOLDINGS CO., LTD.

By:

Name:
Title:

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:
Name:
Title:

[Signature page of Share Issuance and Repurchase Agreement]

Accepted as of the date hereof

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:

Name:
Title:

[Solarfun Share Issuance and Repurchase Agreement Signature Page]